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                                                                   Exhibit 99(a)
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                        [First Coastal corporation Logo]

NEWS RELEASE

                                                                        CONTACT:
August 9, 2001                                                Gregory T. Caswell
                                           President and Chief Executive Officer
                                                                  Dennis D. Byrd
                                                    Vice President and Treasurer
                                                                  (207) 774-5000

FOR IMMEDIATE RELEASE
NASDAQ:FCME  WEBSITE:                                       www.firstcoastal.com

              First Coastal Stockholders Approve Merger Agreement

     PORTLAND, MAINE---First Coastal Corporation ("First Coastal" or the "Company"), the parent company of Coastal Bank (the "Bank"), announced today that the stockholders of the Company have approved the Agreement and Plan of Merger between Norway Bancorp, Inc., Norway Merger Subsidiary, Inc., Norway Savings Bank and First Coastal Corporation and Coastal Bank. Under the terms of the Agreement, Norway Bancorp, Inc., the mutual holding parent company of Norway Savings Bank, will acquire First Coastal in a cash acquisition of $21.00 for each outstanding share of First Coastal stock. The transaction, which is valued at approximately $27 million, has received the required regulatory approvals and is expected to close on August 31, 2001. The combination of Coastal Bank and Norway Savings Bank, two of Maine's oldest banking institutions, will create the fourth largest Maine-based bank, with approximately $580 million in combined assets and 18 offices in southern and western Maine.

     Gregory T. Caswell, President and Chief Executive Officer of the Company and the Bank stated that the Boards of Directors were pleased that the shareholders had accepted the Board's recommendation, and he anticipated that transmittal instructions would be mailed to stockholders following the closing of the transaction on August 31, 2001.

     First Coastal Corporation is a Portland, Maine-based $237.5 million bank holding company with Coastal Bank, an FDIC insured, Maine state-chartered bank as its sole operating subsidiary. Coastal Bank currently has eight banking offices located in Brunswick (2), Falmouth, Freeport, Portland (2), Saco and Topsham, and recently announced the intention of opening a new branch in South Portland.

     Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "estimates," or "anticipates" or the negative thereof or other variations thereof or comparable terminology. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Although the Company has made such statements based on assumptions which it believes to be reasonable, there can be no assurance that the actual transactions, results, performance or achievements will not differ materially from the Company's expectations. For example, there are a number of important factors with respect to such forward-looking statements that could materially and adversely affect the future results associated with forward-looking statements. Some of these include the factors listed in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and other documents filed by the Company with the Securities and Exchange Commission.


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